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                                                                   Exhibit 10.11

This Document Constitutes Part Of A Prospectus Covering Securities That Have Been Registered Under The Securities Act Of 1933.

                        MARSH & McLENNAN COMPANIES, INC.
                                  U.S. EMPLOYEE
                  1999 CASH BONUS AWARD VOLUNTARY DEFERRAL PLAN

1.    ELIGIBILITY

      All active U.S. employees of Marsh & McLennan Companies, Inc. (the "Corporation") and its subsidiaries who are designated as eligible for participation in the MMC Partners Bonus Plan or a Local Bonus Plan, and who are presently in salary grade 15 (or its equivalent) or above, may, at management's discretion, be considered for participation in the Marsh & McLennan Companies, Inc. U.S. Employee 1999 Cash Bonus Award Voluntary Deferral Plan (the "1999 Plan"). Participants in the 1999 Plan may make deferral elections pursuant to the rules outlined in Section 2 below.

2.    PROGRAM RULES

      Except as otherwise provided herein, the 1999 Plan shall be administered by the Compensation Committee of the Board of Directors of the Corporation (the "Committee"). The Committee shall have authority in its sole discretion to interpret the 1999 Plan and make all determinations, including the determination of bonus awards eligible to be deferred, with respect to the 1999 Plan. All determinations made by the Committee shall be final and binding. The Committee may delegate to any other individual or entity the authority to perform any or all of the functions of the Committee under the 1999 Plan, and references to the Committee shall be deemed to include any such delegate. Exercise of deferral elections under the 1999 Plan must be made in accordance with the following rules.

      a.    Rights to an Award and to a Deferral Election

            The right to a deferral election applies only to the annual cash bonus scheduled to be awarded in early 2000 in respect of 1999 services, the payment of which bonus would normally be made by the end of the first quarter of the 2000 calendar year. The granting of such an annual cash bonus award is discretionary, and neither delivery of deferral election materials nor an election to defer shall affect entitlement to such an award. The right to a deferral election does not apply to bonuses (including, but not limited to, bonuses pursuant to an employment agreement, sign-on or guaranteed bonuses, commissions or non-annual incentive payments) that are not awarded as part of an annual cash bonus plan.

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      b.    Election Forms

            In order to ensure that elections to defer bonus amounts are effective under applicable tax laws, please complete and sign the attached election form(s), and return them (postmarked, delivered or faxed) no later than December 3, 1999. Form(s) should be returned, and any questions should be directed, to:

                                 William Palazzo
                     Manager, HR Systems and Administration
                        Marsh & McLennan Companies, Inc.
                           1166 Avenue of the Americas
                             New York, NY 10036-2774
                           Telephone #: (212) 345-5663
                           Facsimile #: (212) 345-4767

      c.    Deferral Options

            (i) Deferral Amount. An eligible employee may elect to defer a portion of such employee's bonus award until January of a specific year ("year certain") or until January of the year following retirement in an amount represented by one of the following two choices:

                  1. 25%, 50% or 75% of the employee's cash bonus award, subject to a maximum limit established by the Committee, or

                  2. the lowest of 25%, 50% or 75% of the employee's cash bonus award which results in a deferral of at least $10,000.

                  If the percentage selected times the amount of the cash bonus award is less than $10,000, no deferral will be made or deducted from the award.

            (ii) 1999 Deferred Bonus Accounts. If a deferral election is made, deferrals may be made into one or both of the two accounts which the Corporation shall make available to the participating employee. The relevant portion of the award deferral will be credited to the relevant account on the first business day following the date on which the bonus payment would have been made had it not been deferred. The available accounts for deferrals of bonuses (the "1999 Deferred Bonus Accounts") shall consist of (a) the 1999 Putnam Fund Account and (b) the 1999 Corporation Stock Account. Amounts may not be transferred between the 1999 Corporation Stock Account and either the 1999 Putnam Fund Account or the "Putnam Transfer Fund Account" (as referred to in Section 2.e. below).


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      d.    1999 Putnam Fund Account

            (i) Account Valuation. The 1999 Putnam Fund Account is a bookkeeping account, the value of which shall be based upon the performance of selected funds of the Putnam mutual fund group. The Corporation will determine, in its sole discretion, the funds of the Putnam mutual fund group into which deferrals may be made. Deferrals among selected funds comprising the 1999 Putnam Fund Account must be made in multiples of 5% of the total amounts deferred into the 1999 Putnam Fund Account. Deferred amounts will be credited to the 1999 Putnam Fund Account with units each reflecting one Class A share of the elected fund. Fractional units will also be credited to such account, if applicable. The number of such credited units will be determined by dividing the value of the bonus award deferred into the elected fund by the net asset value of such fund of the 1999 Putnam Fund Account as of the close of business on the day on which such bonus payment would have been made had it not been deferred. All dividends paid with respect to an elected fund of a 1999 Putnam Fund Account will be deemed to be immediately reinvested in such fund.

            (ii) Fund Reallocations. Amounts deferred into a 1999 Putnam Fund Account and the Putnam Transfer Fund Account may be reallocated between eligible funds of these respective accounts (but not between the 1999 Putnam Fund Account and the Putnam Transfer Fund Account) pursuant to an election which may be made daily. Such election shall be effective, and the associated reallocation shall be based upon the net asset values of the applicable funds of the 1999 Putnam Fund Account or the Putnam Transfer Fund Account, as of the close of business on the business day the election is received by facsimile or mail, if received by 2:30 p.m. Eastern Time of that day. If received later than 2:30 p.m., the election shall be effective as of the close of business on the following business day.

      e.    Putnam Transfer Fund Account

            By December 3, 1999, each individual with respect to whom there is maintained an "Interest Factor Account" (established for deferrals of all pre-1993 bonus awards), whether or not any such individual is eligible for participation under Section 1 above, may make an irrevocable election to transfer all (but not less than all) of such participant's Interest Factor Account into a "Putnam Transfer Fund Account", which election shall be effective, and which transfer shall be based upon the net asset value of the selected funds of such Putnam Transfer Fund Account, as of the close of business on the last trading day in 1999. The Putnam Transfer Fund Account shall be administered in a manner consistent with the administration of the 1999 Putnam Fund Account pursuant to Section 2.d.(i) above. Distribution elections (including the form of payment) otherwise in effect for the Interest Factor Account shall remain in effect for amounts transferred to the Putnam Transfer Fund Account.

      f.    1999 Corporation Stock Account

            (i) Account Valuation. The 1999 Corporation Stock Account is a bookkeeping account, the value of which shall be based upon the performance of the common stock of the Corporation. Amounts deferred into the 1999 Corporation Stock Account will be


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                  credited to such account with units each reflecting one share of common stock of the Corporation. Fractional units will also be credited to such account, if applicable. The number of such credited units will be determined by dividing the value of the bonus award deferred into the 1999 Corporation Stock Account (plus the "supplemental amount" referred to in clause (ii) below) by the closing price of the common stock of the Corporation on the New York Stock Exchange on the day on which such bonus payment would have been made had it not been deferred. Dividends paid on the common stock of the Corporation shall be reflected in a participant's 1999 Corporation Stock Account by the crediting of additional units in such account equal to the value of the dividend and based upon the closing price of the common stock of the Corporation on the New York Stock Exchange on the date such dividend is paid. Deferrals into the 1999 Corporation Stock Account must be deferred to a date not earlier than January 1, 2003.

            (ii) Supplemental Amount. With respect to that portion of a bonus award which a participating employee defers into the 1999 Corporation Stock Account, there shall be credited to such participant's 1999 Corporation Stock Account an amount equal to the amount deferred into such account plus an additional amount equal to 15% of the amount so deferred (the "supplemental amount"). The maximum percentage of any participating employee's annual bonus award permitted to be deferred into the 1999 Corporation Stock Account (prior to giving effect to the supplemental amount) is 50% of such award.

            (iii) Stock Distributions. Distributions from the 1999 Corporation
                  Stock Account will be deposited automatically via book entry for your personal account with the Corporation's stock transfer agent. If you (or you and your spouse, as joint tenants) already have such an account with the stock transfer agent, then the shares will be deposited into that account. If you do not have such an account, then one will be established in your name, and the shares will be deposited in the account.

      g.    Statement of Account

            The Corporation shall provide periodically to each participant (but not less frequently than once per calendar quarter) a statement setting forth the balance to the credit of such participant in such participant's 1999 Deferred Bonus Accounts and Putnam Transfer Fund Account.

      h.    Irrevocability and Acceleration

            Subject to the provisions of paragraphs i. (iii) and i. (vii) below, all deferral elections made under the 1999 Plan are irrevocable. However, the Committee may, in its sole discretion, and upon finding that a participant has demonstrated severe financial hardship, direct the acceleration of the payment of any or all deferred amounts then credited to the participant's 1999 Deferred Bonus Accounts and Putnam Transfer Fund Account.


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      i.    Payment of Deferred Amounts

            (i) Year Certain Deferrals. If the participant remains employed until the deferral year elected, all amounts relating to "year certain" deferrals will be paid in a single distribution, less applicable withholding taxes, in January of the deferral year elected, or the participant may elect (at the time of the original deferral election) to have distributions from the 1999 Corporation Stock Account or the 1999 Putnam Fund Account, as the case may be, made in up to fifteen (15) annual installments payable each January commencing with the deferral year elected. Annual installments will be paid in an amount, less applicable withholding taxes, determined by multiplying
                  (i) the balance of the 1999 Corporation Stock Account or the 1999 Putnam Fund Account, as the case may be, by (ii) a fraction, the numerator of which is 1 and the denominator of which is a number equal to the remaining unpaid annual installments.

            (ii) Retirement Deferrals. For participants who retire, amounts relating to deferrals until the year following retirement will be paid in a single distribution in January of the year following retirement, or the participant may elect (at the time of the original deferral election) to have distributions from the 1999 Corporation Stock Account or 1999 Putnam Fund Account, as the case may be, made in up to fifteen (15) annual installments payable each January commencing with the year following retirement. Annual installments will be paid in an amount, less applicable withholding taxes, determined by multiplying (i) the balance of the 1999 Corporation Stock Account or 1999 Putnam Fund Account, as the case may be, by
                  (ii) a fraction, the numerator of which is 1 and the denominator of which is a number equal to the remaining unpaid annual installments.

            (iii) Redeferral Election. Participants shall be permitted to delay the beginning date of distribution and/or increase the number of annual installments (up to the maximum number permitted under the 1999 Plan) for awards previously deferred or redeferred under the 1999 Plan, provided that the redeferral election must be made at least one full calendar year prior to the beginning date of distribution.

            (iv) Termination of Employment Prior to End of Deferral Period. Subject to the provisions of paragraph (vi) below, in the event of termination of employment for any reason prior to completion of the elected deferral period, all amounts then in the participant's 1999 Deferred Bonus Accounts and Putnam Transfer Fund Account will be paid to the participant (or the participant's designated beneficiary in the event of death) in a single distribution, less applicable withholding taxes, as soon as practicable after the end of the quarter in which the termination occurred; provided, however, that, subject to the provisions of paragraph (vi) below, upon a participant's retirement or termination for total disability prior to completion of the elected deferral period, all such amounts shall be paid in January of the year following such retirement or termination for total disability, as the case may be.


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            (v)   Death During Installment Period. If a participant dies after the commencement of payments from his or her 1999 Deferred Bonus Accounts and Putnam Transfer Fund Account, the designated beneficiary shall receive the remaining installments over the elected installment period.

            (vi) Special Rules Applicable to 1999 Corporation Stock Account. Notwithstanding any provision in the 1999 Plan to the contrary (other than the second sentence of Section 2.h. above), with respect to a participant's 1999 Corporation Stock Account, in the event that prior to January 1, 2003, a participant's employment terminates for total disability or retirement, all amounts in such account will be paid to the participant, less applicable withholding taxes, in January of 2003. In the event that, prior to January 2003, a participant's employment terminates on account of death, or a participant whose employment was earlier terminated for total disability or retirement should die, the distribution rule in paragraph (iv) above will apply. If, however, the termination of employment prior to January 1, 2003 is on account of a reason other than death, total disability or retirement, the participant will receive, as soon as practicable following the end of the quarter in which the termination occurred, a single distribution, less applicable withholding taxes, of (a) the balance of the participant's 1999 Corporation Stock Account less (b) the portion of such balance attributable to the supplemental amount (including earnings thereon), which portion shall be forfeited in its entirety. For purposes of determining the portion of the balance of the 1999 Corporation Stock Account attributable to the supplemental amount, the supplemental amount shall be increased or decreased by the respective gain or loss in the 1999 Corporation Stock Account attributable to such supplemental amount.

            (vii) Acceleration of Distribution. A participant may elect to accelerate the distribution of all or a portion of the 1999 Deferred Bonus Accounts and Putnam Transfer Fund Account for any reason prior to the completion of the elected deferral period, subject to the imposition of a significant penalty in accordance with applicable tax rules. The penalty shall be an account forfeiture equal to (i) 6% of the amount that the participant elects to have distributed from the 1999 Deferred Bonus Accounts and Putnam Transfer Fund Account and (ii) 100% of any unvested supplemental amount as provided in Section 2(f)(ii) above, including related earnings, that the participant elects to have distributed from the 1999 Corporation Stock Account. Amounts distributed to the participant will be subject to applicable tax withholding, but amounts forfeited will not be subject to tax.

            (viii) Change in Control. Notwithstanding any other provision in the
                  1999 Plan to the contrary, in the event of a "change in control" of the Corporation, as defined in the Corporation's 1997 Senior Executive Incentive and Stock Award Plan (the "1997 Senior Executive Plan") and 1997 Employee Incentive and Stock Award Plan (the "1997 Employee Plan"), all amounts credited to a participant's 1999 Deferred Bonus Accounts and Putnam Transfer Fund Account as of the effective date of such change in control will be distributed within five days of such change in control as a lump sum cash payment, less applicable withholding taxes.


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            (ix)  Form of Payment. All payments in respect of the 1999 Putnam
                  Fund Account shall be made in cash and payments in respect of the 1999 Corporation Stock Account shall be made in shares of common stock of the Corporation; provided, however, that in the event of a change in control of the Corporation, payments from the 1999 Corporation Stock Account shall be made in cash based upon (A) the highest price paid for shares of common stock of the Corporation in connection with such change in control or (B) if shares of common stock of the Corporation are not purchased or exchanged in connection with such change in control, the closing price of the common stock of the Corporation on the New York Stock Exchange on the last trading day on the New York Stock Exchange prior to the date of the change in control.

      j.    Tax Treatment

            Under present Federal income tax laws, no portion of the balance credited to a participant's 1999 Deferred Bonus Accounts or Putnam Transfer Fund Account will be includable in income for Federal income tax purposes during the period of deferral. However, FICA tax withholding is required currently on the cash bonus amount (excluding any portion subject to a mandatory deferral) awarded to the participant, and such withholding is required on the supplemental amount in January of 2003. When any part of the 1999 Deferred Bonus Accounts or Putnam Transfer Fund Account is actually paid to the participant, such portion will be includable in income, and Federal, state and local income tax withholding will apply. The Corporation may make necessary arrangements in order to effectuate any such withholding, including the mandatory withholding of shares of common stock of the Corporation which would otherwise be distributed to a participant.

      k.    Beneficiary Designation

            Each participant shall have the right, at any time, to designate any person or persons as beneficiary or beneficiaries (both principal and contingent) to whom payment shall be made under the 1999 Plan and every other Cash Bonus Award Voluntary Deferral Plan for which the participant has or will have an account balance (collectively, including the 1999 Plan, "the Plans"), in the event of death prior to complete distribution to the participant of the amounts due under the Plans. Any beneficiary designation may be changed by a participant by the filing of such change in writing on a form prescribed by the Corporation. The filing of a new beneficiary designation form will cancel all beneficiary designations previously filed and apply to all deferrals in the account. A beneficiary designation form is attached for use by a participant who either does not have such form on file or wishes to make a change in the beneficiary designation. Upon completion of the attached form, it should be forwarded to William Palazzo, at the address set forth in
            Section 2.b. above. If a participant does not have a beneficiary designation in effect, or if all designated beneficiaries predecease the participant, then any amounts payable to the beneficiary shall be paid to the participant's estate. The payment to the designated beneficiary or to the participant's estate shall completely discharge the Corporation's obligations under the Plans.


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      l.    Changes in Capitalization

            If there is any change in the number or class of shares of common stock of the Corporation through the declaration of stock dividend or other extraordinary dividends, or recapitalization resulting in stock splits, or combinations or exchanges of such shares or in the event of similar corporate transactions, each participant's 1999 Corporation Stock Account shall be equitably adjusted by the Committee to reflect any such change in the number or class of issued shares of common stock of the Corporation or to reflect such similar corporate transaction.

3.    AMENDMENT AND TERMINATION OF THE 1999 PLAN

      The Committee may, at its discretion and at any time, amend the 1999 Plan in whole or in part. The Committee may also terminate the 1999 Plan in its entirety at any time and, upon any such termination, each participant shall be paid in a single distribution, or over such period of time as determined by the Committee (not to extend beyond the earlier of 15 years or the elected deferral period), the then remaining balance in such participant's 1999 Deferred Bonus Accounts and Putnam Transfer Fund Account.

4.    MISCELLANEOUS

      a. A participant under the 1999 Plan is merely a general (not secured) creditor, and nothing contained in the 1999 Plan shall create a trust of any kind or a fiduciary relationship between the Corporation and the participant or the participant's estate. Nothing contained herein shall be construed as conferring upon the participant the right to continued employment with the Corporation or its subsidiaries, or to a cash bonus award. Except as otherwise provided by applicable law, benefits payable under the 1999 Plan may not be assigned or hypothecated, and no such benefits shall be subject to legal process or attachment for the payment of any claim of any person entitled to receive the same. The adoption of the 1999 Plan and any elections made pursuant to the 1999 Plan are subject to approval of the 1999 Plan by the Committee.

      b. Participation in the 1999 Plan is subject to these terms and conditions and to the terms and conditions of (i) the 1997 Senior Executive Plan with respect to those participants hereunder who are subject thereto and (ii) the 1997 Employee Plan with respect to all other participants. Participation in the 1999 Plan shall constitute an agreement by the participant to all such terms and conditions and to the administrative regulations of the Committee. In the event of any inconsistency between these terms and conditions and the provisions of the 1997 Senior Executive Plan or the 1997 Employee Plan, as applicable, the provisions of the latter shall prevail. The 1997 Senior Executive Plan and the 1997 Employee Plan are not subject to any of the provisions of the Employee Retirement Income Security Act Of 1974.

      c. Not more than seven million, five hundred thousand (7,500,000) shares of the Corporation's common stock, plus such number of shares remaining unused under pre-existing stock plans approved by the Corporation's stockholders, may be issued under the 1997 Senior Executive Plan.


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      d.    Not more than eighteen million (18,000,000) shares of the
            Corporation's common stock, plus such number of shares authorized and reserved for awards pursuant to certain preexisting share resolutions adopted by the Corporation's Board of Directors, may be issued under the 1997 Employee Plan.

5.    INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

      The Annual Report on Form 10-K of the Corporation for its last fiscal year, the Corporation's Registration Statement on Form 8 dated February 3, 1987, describing Corporation common stock, including any amendment or reports filed for the purpose of updating such description, and the Corporation's Registration Statement on Form 8-A dated October 10, 1997, describing the Preferred Stock Purchase Rights attached to the common stock, including any further amendment or reports filed for the purpose of updating such description, which have been filed by the Corporation under the Securities Exchange Act of 1934, as amended (the Exchange Act), are incorporated by reference herein.

      All documents subsequently filed by the Corporation pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, subsequent to the end of the Corporation's last fiscal year and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

      Participants may receive without charge, upon written or oral request, a copy of any of the documents incorporated herein by reference and any other documents that constitute part of this Prospectus by contacting Mr. William Palazzo, Manager, HR Systems and Administration, as indicated above.

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